Exhibit 99.1

Altaba Inc.

Unaudited Consolidated Statement of Assets and Liabilities

As of September 30, 2019

($ in thousands, except per share amounts)

ASSETS
Cash	$2
Interest receivable	9,269
Dividend receivable	21,476
Unaffiliated investments, at value (cost $18,081,651) including:	18,083,254
Affiliated investments, at value (cost $35,673)	836,150
Investment in controlled affiliate (cost $0)	223,000
Other assets	78,399

Total assets	$19,251,550

LIABILITIES
Deferred tax liabilities on unrealized appreciation	$196,169
Deferred and other tax liabilities	634,263
Taxes payable on sales of Alibaba shares	6,164,381
Payable to directors, officers and employees	51,908
Payable to advisors	1,642
Other liabilities	214,052

Total liabilities	$7,262,415

Total net assets	$11,989,135

Shares outstanding	519,511,366
NAV per share	$23.08